Exhibit 99.1

JONES ENERGY, INC. AMENDS CREDIT FACILITY

Austin, TX — July 2, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced that on June 27, 2018 the Company amended the credit agreement governing its senior secured revolving credit facility resulting in the following changes:

•                  Reduced the Company’s borrowing base from $50 million to $25.

•                  Aligned the covenants contained in the credit agreement with those contained in the indenture governing the Company’s 9.25% senior secured first lien notes.

•                  Eliminated all financial maintenance covenants and amended certain other provisions of the credit agreement as set forth in the amendment. This includes removing the requirement of the Company to meet financial covenants, including the current ratio and leverage ratio tests.

In connection with the amendment, the Company has repaid all outstanding borrowings under the credit agreement.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration, development and acquisition of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO